150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150369960-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/19/2015 10:35 AM
	Entity Number E0149202011-9

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Nemus Bioscience, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Nemus Bioscience, Inc. (the "Company") a corporation organized and existing under the Nevada Revised Statutes (the "NRS"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Articles of Incorporation, as amended, of the Company, and pursuant to the provisions of the NRS, the Board adopted resolutions (i) designating a series of the Company's previoulsy authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, thereof, of five thousand (5,000) shares of Series B Convertible Preferred Stock of the Company, as follows:

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Elizabeth M. Berg

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

RESOLVED, that the Company is authorized to issue five thousand (5,000) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:
(1)    Ranking.  The Series B Preferred Shares shall rank prior and superior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock and other capital stock of the Company shall be of junior rank to and subject to the preferences and relative rights of the Series B Preferred Shares.
(2)  Liquidation.  In the event of a Liquidation Event, holders of Series B Preferred Shares (each, a "Holder" and collectively, the "Holders") shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "Liquidation Funds") upon such Liquidation Event, but before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments upon such Liquidation Event (such stock being referred to hereinafter collectively as "Junior Stock"), an amount per Series B Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series B Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as "Pari Passu Stock"), if any, then each Holder and each holder of any such Pari Passu Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series B Preferred Shares and Pari Passu Stock.  After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Series B Preferred Shares as having been converted into Common Stock pursuant to Section 4, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock (without regard to any limitations on conversion, including without limitation, the Maximum Percentage (as defined in Section 4(e)).  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section.  All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of, shares of other classes or series of preferred stock of the Company junior in rank to the Series B Preferred Shares in connection with a Liquidation Event as to which this Section applies.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(3)  Dividends.
(a)          From and after the first date of issuance of any Series B Preferred Shares (the "Issuance Date"), the Holders shall be entitled to receive dividends per Series B Preferred Share when, as and if declared by the Board.
(b)    In addition to the dividends, if any, referred to in Section 3(a), from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series B Preferred Shares into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 2 above, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.  The Company shall not declare or pay any dividends on any Junior Stock or Pari Passu Stock unless the Holders of Series B Preferred Shares then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Series B Preferred Shares had been converted into shares of Common Stock pursuant to Section 4 immediately prior to the record date for determining the shareholders eligible to receive such dividends.  Notwithstanding the foregoing, to the extent that a Holder's right to participate in any such dividend or distribution pursuant to this Section 3 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.
(4)  Conversion of Series B Preferred Shares.  Series B Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 4.

(a)    Holder's Conversion Right.  Subject to the provisions of Section 4(e), at any time or times on or after the Issuance Date, any Holder shall be entitled to convert any whole number of Series B Preferred Shares, plus the amount of any accrued but unpaid dividends per Series B Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with this Section 4 at the Conversion Rate (as defined below).
(b)    Conversion.  The number of shares of Common Stock issuable upon conversion of each Series B Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the "Conversion Rate"):
Conversion Amount
 Conversion Price
No fractional shares of Common Stock are to be issued upon the conversion of any Series B Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.  The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c)    Mechanics of Conversion.  The conversion of Series B Preferred Shares shall be conducted in the following manner:
(i)        Holder's Delivery Requirements.  To convert Series B Preferred Shares into shares of Common Stock on any date (a "Conversion Date"), a Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series B Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 4(c)(vii), but without delaying the Company's requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series B Preferred Shares being converted (or compliance with the procedures set forth in Section 15) (the "Series B Preferred Stock Certificates"). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required.

(ii)        Company's Response.  Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to such Holder and the Company's transfer agent (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (a "Share Delivery Date"), (1) provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program in accordance with Section 2(g) of the Securities Purchase Agreement, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian ("DWAC") system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.  If the number of Series B Preferred Shares represented by the Series B Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 4(c)(vii), is greater than the number of Series B Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Series B Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to such Holder a new Series B Preferred Stock Certificate representing the number of Series B Preferred Shares not converted.
(iii)        Dispute Resolution.  In the case of a dispute as to the determination of the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall instruct the Transfer Agent to issue to such Holder the number of shares of Common Stock that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder.  If such Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within two (2) Business Day submit via facsimile or electronic mail (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by such Holder, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Company and approved by such Holder, such approval not to be unreasonably withheld, conditioned or delayed.  The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the applicable Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
(iv)        Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)        Company's Failure to Timely Convert.
(A)            Cash Damages.  If within three (3) Trading Days after the Company's receipt of the facsimile or electronic mail copy of a Conversion Notice the Company shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series B Preferred Shares in accordance with Section 2(g) of the Securities Purchase Agreement, then in addition to all other available remedies which such holder may pursue hereunder and under the other Transaction Documents, including any indemnification provisions therein, the Company shall pay additional damages to such Holder for each day after the applicable Share Delivery Date that such conversion is not timely effected in an amount equal to one percent (1.0%) of the product of (I) the number of shares of Common Stock not issued to such Holder on or prior to the applicable Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and (II) any trading price of the Common Stock selected by the applicable Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date  In addition to the foregoing, if on the applicable Share Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series B Preferred Shares, and if on or after the Share Delivery Date such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale through a broker by such Holder of the shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after such Holder's request and in such Holder's discretion, either (i) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date.  Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series B Preferred Shares as required pursuant to the terms hereof.

(B)    Void Conversion Notice.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the applicable Share Delivery Date with respect to a conversion of Series B Preferred Shares, then such Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series B Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 4(c)(v)(A) or otherwise.
(vi)        Pro Rata Conversion; Disputes.  In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series B Preferred Shares, the Company shall convert from each Holder electing to have Series B Preferred Shares converted at such time a pro rata amount of such Holder's Series B Preferred Shares submitted for conversion based on the number of Series B Preferred Shares submitted for conversion on such date by such Holder relative to the number of Series B Preferred Shares submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series B Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 4(c)(iii).

(vii) Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Series B Preferred Shares in accordance with the terms hereof, a Holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Shares to the Company unless (A) the full or remaining number of Series B Preferred Shares represented by the certificate are being converted, in which case such Holder shall deliver such stock certificate to the Company as soon as practicable following such conversion or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series B Preferred Shares upon physical surrender of any Series B Preferred Shares.  Each Holder and the Company shall maintain records showing the number of Series B Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Series B Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Series B Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if Series B Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series B Preferred Shares unless such Holder first physically surrenders the certificate representing the Series B Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series B Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Shares, the number of Series B Preferred Shares represented by such certificate may be less than the number of Series B Preferred Shares stated on the face thereof.  Each certificate for Series B Preferred Shares shall bear the following legend:
ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vii) THEREOF.  THE NUMBER OF SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES B PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d)    Mandatory Conversion at the Company's Election.  At any time from and after the Issuance Date, the Company shall have the right, so long no Equity Conditions Failure has occurred during the applicable Equity Conditions Measuring Period relating to the applicable Mandatory Conversion (as defined below), to require all, but not less than all, Holders of Series B Preferred Shares to convert all, or any portion, of up to the Conversion Amount then remaining under the Series B Preferred Shares, as designated in the applicable Mandatory Conversion Notice on the applicable Mandatory Conversion Date (each as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 4(c) hereof at the Conversion Rate as of the applicable Mandatory Conversion Date (a "Mandatory Conversion").  The Company may exercise its right to require conversion under this Section 4(d) by delivering within not more than five (5) Trading Days following the end of the applicable Equity Conditions Measuring Period a written notice thereof by facsimile or electronic mail and overnight courier to all, but not less than all, Holders of Series B Preferred Shares and the Transfer Agent (a "Mandatory Conversion Notice" and the date all Holders received such notice is referred to as a "Mandatory Conversion Notice Date").  The Mandatory Conversion Notice shall be irrevocable.  A Mandatory Conversion Notice shall (i) state (a) the Trading Day on which the Mandatory Conversion shall occur, which Trading Day shall not be less than ten (10) Trading Days nor more than twelve (12) Trading Days following the applicable Mandatory Conversion Notice Date (the "Mandatory Conversion Date"), (b) the aggregate Conversion Amount of the Series B Preferred Shares which the Company has elected to be subject to Mandatory Conversion from such Holder and all of the Holders of the Series B Preferred Shares pursuant to this Section 4(d) and (c) the number of shares of Common Stock to be issued to such Holder on the applicable Mandatory Conversion Date and (ii) certify that there has been no Equity Conditions Failure on any day during the period beginning on the first day of the Equity Conditions Measuring Period  prior to the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date.  If the Company confirmed that there was no such Equity Conditions Failure as of the applicable Mandatory Conversion Notice Date but an Equity Conditions Failure occurs between the applicable Mandatory Conversion Notice Date and any time through the applicable Mandatory Conversion Date (a "Mandatory Conversion Interim Period"), the Company shall provide each Holder a subsequent notice to that effect.  If there is an Equity Conditions Failure (which is not waived in writing by such Holder (provided that the Equity Condition set forth in clause (iv) of the definition of "Equity Conditions" shall not be waivable by a Holder)) during such Mandatory Conversion Interim Period, then the Mandatory Conversion shall be null and void with respect to all or any part designated by such Holder of the unconverted Conversion Amount subject to the Mandatory Conversion and such Holder shall be entitled to all the rights of a holder of Series B Preferred Shares with respect to such Conversion Amount.  The Company may effect only four (4) Mandatory Conversions under this Certificate of Designations. Notwithstanding anything to the contrary in this Section 4(d), until the Mandatory Conversion has occurred, the Conversion Amount subject to the Mandatory Conversion may be converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 4(c).  All Conversion Amounts converted by a Holder after a Mandatory Conversion Notice Date shall reduce the Conversion Amount of the Series B Preferred Shares required to be converted on the applicable Mandatory Conversion Date, unless such Holder otherwise indicates in the applicable Conversion Notice.  For the avoidance of doubt, if the Company elects to cause a Mandatory Conversion pursuant to this Section 4(d), then it must simultaneously take the same action in the same proportion with respect to all Series B Preferred Shares.

(e)          Beneficial Ownership Limitation on Conversions.  Notwithstanding anything to the contrary contained herein, the Company shall not affect the conversion of any portion of Series B Preferred Shares, and no Holder shall not have the right to convert any portion of Series B Preferred Shares pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series B Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series B Preferred Shares beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants) beneficially owned by such Holder or any of its other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(e).  For purposes of this Section 4(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of Series B Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number").  If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 4(e), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Shares, by such Holder and any of its other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to a Holder upon exercise of such Holder's Series B Preferred Shares results in such Holder and its other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder's and its other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares.  Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series B Preferred Shares that is not an Attribution Party.  For purposes of clarity, the shares of Common Stock underlying the Series B Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series B Preferred Shares.

(f)    Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Series B Preferred Shares shall be made without charge to the Holders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.
(g)    Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 4(g).
(i) Adjustment of Conversion Price upon Issuance of Shares of Common Stock.  If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 4(g)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold in connection with any Excluded Securities) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing, a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 4(g)(i), the following shall be applicable:
(A)            Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 4(g)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(B)    Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 4(g)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange " shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4(g)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)    Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 4(g)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 4(g)(i) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
(D)            Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Options.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt of such publicly traded securities.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)    Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
(F)    No Readjustments. For the avoidance of doubt, in the event the Conversion Price has been adjusted pursuant to this Section 4(g)(i) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Conversion Price be readjusted to the Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.
(ii) Voluntary Adjustment By Company.  The Company may at any time, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.
(iii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 4(g)(iii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 4(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board will make an appropriate adjustment in the Conversion Price, as mutually determined by the Board of Directors and the Required Holders, so as to protect the rights of the Holders; provided that no such adjustment pursuant to this Section 4(g)(iv) will increase the Conversion Price as otherwise determined pursuant to this Section 4(g).
(h)    Notices.
(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 4(g), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 4(c)(iii).
(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.
(iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.
(5)  Redemption at Option of Holders.

(a)    Triggering Event.  A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:
(i)        the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed within the applicable time period specified in the Registration Rights Agreement or to be declared effective by the SEC on or prior to the date that is ninety (90) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any Holder for sale of all of such holder's Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));
(ii)         (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;
(iii)        the Company's (A) failure to deliver all the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the applicable Share Delivery Date with respect to a conversion of Series B Preferred Shares or after the applicable Share Delivery Date (as defined in the Warrants) with respect to an exercise of Warrants or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series B Preferred Shares into, or exercise of any Warrants for, shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations or the Warrants, as applicable;
(iv)        at any time following the tenth (10th) consecutive Business Day that a Holder's Authorized Share Allocation (as defined in Section 8(b)) is less than 130% of the sum of (A) the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Series B Preferred Shares (without regard to any limitations on conversion set forth in Section 4(e) or otherwise) and (B) the number of shares of Common Stock that such Holder would be entitled to receive upon exercise in full of such Holder's Warrants (without regard to any limitations on exercise set forth in the Warrants);

(v)        the Company's failure to pay to such Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document;
(vi)            any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company and/or any of its Subsidiaries;
(vii)            the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
(viii)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;
(ix)            a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holders with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;
(x)            other than as specifically set forth in another clause of this Section 5(a), the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days;

(xi) any breach or failure in any respect to comply with either Sections 11 or 12 of this Certificate of Designations;
(xii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure or as to whether any Triggering Event has occurred; or
(xiii) the Company's failure for any reason after the Issuance Date to satisfy the current public information requirement under Rule 144(c).
(b)    Redemption Option Upon Triggering Event.  In addition to all other rights of the Holders contained herein, at any time after the earlier of a Holder's receipt of a Notice of Triggering Event and a Holder becoming aware of a Triggering Event, such Holder shall have the right, at such Holder's option, to require the Company to redeem (a "Triggering Event Redemption") all or a portion of such Holder's Series B Preferred Shares at a price per Series B Preferred Share equal to the greater of (A) 115% of the Conversion Amount and (B) the product of (1) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (2) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date such Holder delivers the Notice of Redemption at Option of Holder (the "Triggering Event Redemption Price").
(c)    Mechanics of Triggering Event Redemption at Option of Buyer.  Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier ("Notice of Triggering Event") to each Holder.  At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Series B Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Series B Preferred Shares by delivering written notice thereof via facsimile or electronic mail and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Series B Preferred Shares that such Holder is electing to redeem.
(d)    Payment of Triggering Event Redemption Price.  Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile or electronic mail of the Company's receipt of such notice(s).  The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the "Triggering Event Redemption Date") by wire transfer of immediately available funds, an amount in cash equal to the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder.  To the extent redemptions required by this Section 5 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series B Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  If the Company is unable to redeem all of the Series B Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Series B Preferred Shares submitted for redemption by such Holder relative to the total number of Series B Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Series B Preferred Share until paid in full.  The Holders and Company agree that in the event of the Company's redemption of any Series B Preferred Shares under this Section 5, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 5 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

(e)    Disputes; Miscellaneous.  In the event of a dispute as to the determination of the arithmetic calculation of any Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 4(c)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate".  A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Certificate of Designations of less than all of the Series B Preferred Shares represented by a particular Series B Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series B Preferred Shares a Series B Preferred Stock Certificate representing the remaining Series B Preferred Shares which have not been redeemed, if necessary.
(6)  Redemption by the Company.
(a)    General.  Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Series B Preferred Shares and any unpaid dividends thereon.
(b)          Insufficient Assets.  If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price for each Series B Preferred Share to be redeemed, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Series B Preferred Shares that it can redeem on such date, pro rata among the Holders to be redeemed in proportion to the aggregate number of Series B Preferred Shares then held by each such Holder on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to redeem the remaining Series B Preferred Shares, the Company shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such Series B Preferred Shares, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. The Company shall pay to each Holder the applicable Redemption Price for each Series B Preferred Share without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of such Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(c)    Void Redemption.  In the event that the Company does not pay a Redemption Price within the applicable time period, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Series B Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile or electronic mail (the "Void Optional Redemption Notice").  Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Series B Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Series B Preferred Shares subject to the Void Optional Redemption Notice and (iii) the Conversion Price of such returned Series B Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Redemption Notice is delivered to the Company and ending on the date on which the applicable Void Optional Redemption Notice is delivered to the Company.
(7)  Other Rights of Holders.

(a)    Change of Control Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holders (a "Change of Control Notice") setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known.  At any time during the period (the "Change of Control Period") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of such Holder's Series B Preferred Shares by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount such Holder is electing to redeem.  Any Series B Preferred Shares subject to redemption pursuant to this Section 7(a) shall be redeemed by the Company in cash at a price equal to greater of (i) 115% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the "Change of Control Redemption Price").  The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "Change of Control Redemption Date").  To the extent redemptions required by this Section 7(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series B Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 7(a), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 7(a) may be converted, in whole or in part, by a Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 4(c).  The parties hereto agree that in the event of the Company's redemption of any portion of the Series B Preferred Shares under this Section 7(a), the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 7(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.  In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holders shall have the right to void the redemption pursuant to Section 6(c).

(b)    Assumption.  In connection with any Fundamental Transaction, the Company shall use its best efforts to ensure that the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series B Preferred Shares in exchange for such Series B Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value and having similar conversion rights, dividend rights and ranking to the Series B Preferred Shares, and satisfactory to the Required Holders.  In connection with any Fundamental Transaction, the Company shall use its best efforts to ensure that any security issuable or potentially issuable to the Holders pursuant to the terms of this Certificate of Designations on the consummation of a Fundamental Transaction shall be registered and freely tradable by the Holders without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws.  No later than (i) thirty (30) days prior to the occurrence or consummation of any Fundamental Transaction or (ii) if later, the first Trading Day following the date the Company first becomes aware of the occurrence or potential occurrence of a Fundamental Transaction, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holders.  In connection with any Fundamental Transaction, the Company shall use its best efforts to ensure that upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term "Company" under this Certificate of Designations (so that from and after the date of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Certificate of Designations with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Certificate of Designations; and, solely at the request of a Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common capital stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Certificate of Designations) to such Holder in exchange for such Holder's Series B Preferred Shares a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Shares and convertible for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the "Successor Capital Stock") equivalent (as set forth below) to the shares of Common Stock acquirable and receivable upon conversion of such Holder's Series B Preferred Shares (without regard to any limitations on the conversion of the Series B Preferred Shares set forth in this Certificate of Designations) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holders shall equal the greater of (I) the quotient of (A) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash ("Non-Cash Consideration"), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 4(c)(iii) with the term "Non-Cash Consideration" being substituted for the term "Conversion Price") that such Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had such Holder's Series B Preferred Shares been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of the Series B Preferred Shares) (the "Aggregate Consideration") divided by (B) the per share Closing Sale Price of such corresponding Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (II) the product of (A) the quotient obtained by dividing (x) the Aggregate Consideration, by (y) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the highest exchange ratio pursuant to which any shareholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be satisfactory to such Holder, and with an identical conversion price to the Conversion Price hereunder (such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of the Series B Preferred Shares that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by such Holder solely at its option).  Upon occurrence or consummation of the Fundamental Transaction, the Company shall use its best efforts to ensure that, the Company and the Successor Entity or Successor Entities shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series B Preferred Shares at any time after the occurrence or consummation of the Fundamental Transaction, as elected by a Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the conversion of the Series B Preferred Shares prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that such Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had such Holder's Series B Preferred Shares been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of the Series B Preferred Shares), as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section 7(b) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series B Preferred Shares. Any failure on the part of the Company (or a Successor Entity) to achieve the foregoing requirements, despite the use of best efforts and good faith, shall not be deemed to be a default or breach of this Certificate of Designations by the Company (or a Successor Entity).

(c)    Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, such Holder will thereafter have the right to receive at its option upon surrender of such Holder's Series B Preferred Shares upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder's Series B Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3(b) and 6(e), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holders would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder's Series B Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation).  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series B Preferred Shares. Any failure on the part of the Company (or a Successor Entity) to achieve the foregoing requirements, despite the use of best efforts and good faith, shall not be deemed to be a default or breach of this Certificate of Designations by the Company (or a Successor Entity).
(d)    Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(8)  Reservation of Shares.
(a)                    The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Series B Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations herein on any such conversion) with respect to the Conversion Amount of each such Series B Preferred Share as of the Issuance Date.  The Company shall, so long as any of the Series B Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series B Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Series B Preferred Shares are at any time convertible (without regard to any limitations on conversions) (the "Required Reserve Amount").  The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series B Preferred Shares held by each Holder at the time of issuance of the Series B Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation").  In the event a Holder shall sell or otherwise transfer any of such Holder's Series B Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series B Preferred Shares (other than pursuant to a transfer of Series B Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series B Preferred Shares, pro rata based on the number of Series B Preferred Shares then held by such Holders.
(b)                    Insufficient Authorized Shares.  If at any time while any of the Series B Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series B Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.  Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(9)  Voting Rights.  Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's Series B Preferred Shares would be convertible on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock.  Each Holder shall be entitled to receive the same prior notice of any shareholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of shareholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Series B Preferred Shares, in which case the Holders of Series B Preferred Shares only shall vote as a separate class.
(10)  Equal Treatment of Holders.  No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series B Preferred Shares or the Warrants, unless the same consideration is also offered to all of the Holders.  This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.
(11)  Negative Covenants.  Until all of the Series B Preferred Shares have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of the Required Holders, directly or indirectly:
(a)            other than with respect to the Series B Preferred Shares in accordance with the terms of the Certificate of Designations, redeem or repurchase any of its Equity Interests;
(b)            make any material change in the nature of its business as described in the Company's most recent Annual Report filed on Form 10-K with the SEC;
(c)            enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof; or

(d)            create, or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock whether such capital stock is Pari Passu Stock or ranks senior to the Series B Preferred Shares prior and in preference to the Series B Preferred Shares in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event.
(12)  Affirmative Covenants.  Until all of the Series B Preferred Shares have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall, and the Company shall cause each Subsidiary to, unless otherwise agreed to by the Required Holders, directly and indirectly:
(a)            maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary;
(b)            maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder;
(c)            maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and
(d)            maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Intellectual Property Rights (as defined in the Securities Purchase Agreement) which are necessary for the proper conduct of its business.
(13)  Vote to Change the Terms of or Issue Series B Preferred Shares.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series B Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) amend or waive any provision of the Certificate of Designations with respect to the Series B Preferred Shares or (w) whether or not prohibited by the terms of the Series B Preferred Shares, circumvent a right of the Series B Preferred Shares.  Any amendment or waiver to this Articles of Incorporation made in conformity with the provisions of this Section 13 shall be binding on all Holders.  No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

(14)  General Provisions.
(a)            In addition to the above provisions with respect to Series B Preferred Shares, such Series B Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Articles of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.
(b)            Any Series B Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.
(c)            Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.
(d)            The Company hereby irrevocably agrees that any dispute, controversy or claim that arises in connection with the performance or breach of this Certificate of Designations shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in New York, New York in accordance with its rules. Disputes shall not be resolved in any other forum or venue.  Such arbitration shall be conducted before a single arbitrator selected in accordance with the standard procedures of the AAA.  Pre-arbitration discovery shall be limited to the maximum discovery permitted under the rules of the AAA.   The arbitrator shall have the power to award equitable relief, including specific performance of this Certificate of Designations.  All arbitration determinations shall be in writing, and shall be final and have binding effect, and judgment upon the award may be entered in any state or federal court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow.  The prevailing party shall recover its costs related to the arbitration and the enforcement of any arbitration determinations, including attorneys' fees, AAA fees and arbitrator's fees.

(15)  Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if such Holder contemporaneously requests the Company to convert such Series B Preferred Shares into Common Stock.
(16)  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
(17)  Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.
(18)  Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
(19)  Transfer of Series B Preferred Shares.  A Holder may assign some or all of the Series B Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.  Holders shall have the right to transfer and to exercise rights with respect to  fractional Series B Preferred Shares and any redemptions of Series B Preferred Shares by the Company shall be made calculating the number of applicable Series B Preferred Shares to one-ten thousandth of a Series B Preferred Share.
(20)  Series B Preferred Share Register.  The Company shall maintain at its principal executive offices or the offices of the Transfer Agent (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series B Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series B Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Series B Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(21)  Shareholder Matters.  Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the NRS, this Certificate of Designations or otherwise with respect to the issuance of the Series B Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company's shareholders or at a duly called meeting of the Company's shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the NRS.  This provision is intended to comply with the applicable sections of the NRS permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.
(22)  Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
(23)  Trading Activities. It is understood and acknowledged by the Company that in accordance with Section 2(g) of the Securities Purchase Agreement, the Holders have not been asked to agree, nor have the Holders agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Warrants, Series B Preferred Shares or Common Stock for any specified term.  The Company further understands and acknowledges that in accordance with Section 2(g) of the Securities Purchase Agreement the Holder may engage in hedging and/or trading activities at various times during the period that the Warrants, Series B Preferred Shares, shares of Common Stock issuable pursuant to the terms of this Certificate of Designations, or Warrant Shares under the Warrants are outstanding, including, without limitation, during the periods that the value of the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations or Warrant Shares under Warrants are being determined and such hedging and/or trading activities, if any, can reduce the value of the existing shareholders' equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.
(24)  Independent Nature of Holders' Obligations and Rights. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(25)  Certain Defined Terms.  For purposes of this Certificate of Designations, Preferences and Rights of Series B Preferred Shares of the Company (this "Certificate of Designations") the following terms shall have the following meanings:
(a)    "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
(b)    "Approved Stock Plan" means any employee benefit plan which has been approved by the Board, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.
(c)          "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with such Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.
(d)          "Bloomberg" means Bloomberg Financial Markets.
(e)          "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)          "Change of Control" means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.
(g)    "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder.  If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 4(c)(iii).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.
(h)    "Common Stock" means (i) the Company's shares of Common Stock, par value $0.001 per share, and (ii) any stock capital into which such Common Stock shall have been changed or any stock capital resulting from a reclassification of such Common Stock.
(i)          "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j)          "Conversion Amount" means, for each Series B Preferred Share, the sum of (A) the Stated Value and (B) accrued and unpaid dividends, if any.
(k)    "Conversion Price" means $0.80, subject to adjustment as provided herein.
(l)    "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.
(m)          "Designee" means Sabby Management, LLC.
(n)    "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or the OTCQX.

(o)    "Equity Conditions" means each of the following conditions:  (i) on each day during the applicable Equity Conditions Measuring Period, either (x) all Registration Statements filed and required to be filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all Registrable Securities including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions, in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issued and issuable pursuant to the terms of this Certificate of Designations and upon exercise of the Warrants, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions, shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act, and without the need for registration under any applicable state securities laws; (ii) on each day during the applicable Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened, commenced or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the applicable Equity Conditions Measuring Period, the Company shall have delivered the shares of Common Stock pursuant to the terms of this Certificate of Designations and the Warrants to the holders thereof on a timely basis as set forth in Section 4(c) hereof and Section 1(a) of the Warrants; (iv) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 4(e) hereof and the rules or regulations of the Principal Market or any other applicable Eligible Market; (v) during the applicable Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the applicable Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) a Triggering Event or (C) an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all Registrable Securities, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions, in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable pursuant to the terms of this Certificate of Designations and shares of Common Stock issuable upon exercise of the Warrants, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions, not to be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; (viii) during the applicable Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; (ix) on each day during the applicable Equity Conditions Measuring Period, such Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates; (x) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; (xi) the daily trading volume of the Common Stock as reported by Bloomberg for each Trading Day during such Equity Conditions Measuring Period  shall be at least 200,000 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date); and (xii) on each Trading Day during the Equity Conditions Measuring Period, the Weighted Average Price of the Common Stock exceeds $1.60 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date).

(p)    "Equity Conditions Measuring Period" means each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.
(q)          "Equity Conditions Failure" means that on any Trading Day during the period from the date of delivery of any applicable notice hereunder through the applicable date of issuance or deemed issuance of any shares of Common Stock hereunder, the Equity Conditions have not been satisfied (or waived in writing by such Holder (provided that the Equity Condition set forth in clause (iv) of the definition of "Equity Conditions" shall not be waivable by a Holder)).
(r)    "Equity Interests" means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
(s)    "Excluded Securities" means any Common Stock issued or issuable or deemed to be issued in accordance with Section 4(g) hereof by the Company: (A) under any Approved Stock Plan; (B) pursuant to the terms of the Series B Preferred Shares in accordance herewith; provided, that the provisions relating to the Series B Preferred Shares are not amended, modified or changed on or after the Subscription Date; (C) upon the exercise of the Warrants; provided that the Warrants are not amended, modified or changed on or after the Subscription Date; and (D) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(t)          "Fundamental Transaction" means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(u)          "GAAP" means United States generally accepted accounting principles, consistently applied.
(v)          "Group" means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.
(w)                        "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
(x)    "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(y)    "Option Value" means the value of an Option based on the Black and Scholes Option Pricing model obtained from the "OV" function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.
(z)          "Options" means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.
(aa)          "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(bb)          "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(cc)          "Principal Market" means the OTCQB.

(dd)          "Redemption Date" means, collectively, the Triggering Event Redemption Date, the Change of Control Redemption Date, each of the foregoing, individually, a Redemption Date.
(ee)          "Redemption Prices" means, collectively, the Triggering Event Redemption Price, the Change of Control Redemption Price and any other redemption price set forth herein (including, in each case, any interest and damages thereon), each of the foregoing, individually, a Redemption Price.
(ff)    "Registrable Securities" shall have the meaning ascribed to such term in the Registration Rights Agreement.
(gg)          "Registration Rights Agreement" means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the Purchasers relating to, among other things, the registration of the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Shares and exercise of the Warrants.
(hh)          "Registration Statement" shall have the meaning ascribed to such term in the Registration Rights Agreement.
(ii)    "Required Holders" means the Holders representing at least a majority of the aggregate Series B Preferred Shares then outstanding and shall include the Designee so long as the Designee or any of its Affiliates is a Holder.
(jj)    "SEC" means the United States Securities and Exchange Commission.
(kk)          "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein.
(ll)    "Stated Value" means $1,000.
(mm)          "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
(nn)          "Subscription Date" means August [  ], 2015.
(oo)          "Subsidiaries" means any joint venture or entity in which the Company, directly or indirectly, owns capital stock or an equity or similar interest, including any subsidiaries formed or acquired after the Subscription Date.
(pp)          "Successor Entity" means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(qq)          "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that in circumstances where "Trading Day" is used (i) in connection with determining a Closing Bid Price, Closing Sale Price or any other pricing provisions, including, without limitation, the determination of any pricing period and (ii) in any other context provided such day is the last day of a period of time expressed in Trading Days other than share delivery requirements, "Trading Day" shall not include any day on which the Common Stock trades on exchanges and markets for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchanges or markets (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
(rr)    "Transaction Documents" means this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants.
(ss)          "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder.  If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 4(c)(iii) with the term "Weighted Average Price" being substituted for the term "Conversion Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(tt)    "Warrants" means the warrants to purchase Common Stock issued in connection with the Series B Preferred Shares on the Issuance Date and shall include all warrants issued in exchange therefor or replacement thereof.
*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Nemus Bioscience, Inc., its Chief Financial Officer, as of the 19th day of August, 2015.
NEMUS BIOSCIENCE, INC.
        By:                          /s/ Elizabeth M. Berecz
Name:                  Elizabeth M. Berecz
Title:	Chief Financial Officer

EXHIBIT I
NEMUS BIOSCIENCE, INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Nemus Bioscience, Inc. (the "Certificate of Designations").  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Shares"), of Nemus Bioscience, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, as of the date specified below.
Date of Conversion:
Number of Series B Preferred Shares to be converted:
Stock certificate no(s). of Series B Preferred Shares to be converted:
Tax ID Number (If applicable):
Please confirm the following information:
Conversion Price:_________________________________________________________
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Series B Preferred Shares are being converted in the following name and to the following address:
Issue to:

Address: _________________________________________
Telephone Number: ________________________________
Facsimile Number:

Authorization:
By:
Title:
Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):
[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT
The Company hereby acknowledges this Conversion Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated August __, 2015 from the Company and acknowledged and agreed to by [NAME OF TRANSFER AGENT].

NEMUS BIOSCIENCE, INC.

By:

Name:
Title: